HF Financial Corp. Reports 85% Increase in Fiscal First Quarter 2015 Earnings

First Quarter Earnings Total $1.8 Million, or $0.26 per Share;
Loan Growth Contributes to Margin Expansion;
Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, October 27, 2014 -- HF Financial Corp. (Nasdaq: HFFC) today reported fiscal first quarter earnings increased 85.1% to $1.8 million, or $0.26 per diluted share, compared to $979,000, or $0.14 per diluted share, for the quarter ended September 30, 2013. For the previous quarter ended June 30, 2014, earnings were $1.5 million, or $0.21 per diluted share. Net loans increased by $5.4 million, or 0.7%, from the previous quarter. Nonperforming assets as a percentage of total assets declined to 1.21% at September 30, 2014, from 1.37% one quarter earlier.
“Our 2015 fiscal first quarter reflects continued improvement in our core earnings. We have made efforts to improve our net interest margin, expand our lending, and improve asset quality while reducing the costs to deliver our services. During the first quarter, we closed the Parker office and consolidated the deposit and lending relationships in nearby offices. Meanwhile, loan growth has exceeded 7% over the past year. These initiatives should continue to enhance our shareholder returns,” said Stephen Bianchi, President and Chief Executive Officer.
Fiscal 2015 First Quarter Financial Highlights: (at or for the periods ended September 30, 2014, compared to June 30, 2014 and/or September 30, 2013.)

•	Earnings per diluted share for the fiscal first quarter 2015 were $0.26 compared to $0.21 the previous quarter and $0.14 the previous year.

•	Total loans increased to $817.3 million at September 30, 2014, from $811.9 million at June 30, 2014, and $760.4 million one year earlier, or a 7.5% increase year over year.

•
The net interest margin expressed on a fully taxable equivalent basis (“NIM, TE”) increased to 2.84% for the fiscal first quarter 2015 compared to 2.80% for the previous quarter and 2.36% one year earlier.

•
Nonperforming assets continued to decline and totaled $15.2 million at September 30, 2014, or 1.21% of total assets compared to $17.5 million at June 30, 2014, or 1.37% of total assets. One year earlier, nonperforming assets totaled $21.5 million, or 1.72% of total assets.

•
For the first fiscal quarter ended September 30, 2014, mortgage banking revenue (gains on sale of loans and loan servicing income, net) totaled $917,000 compared to $699,000 the previous quarter and $1.4 million one year earlier.

•
The Bank closed an office in Parker, South Dakota during the fiscal first quarter resulting in nonrecurring losses on the disposal of fixed assets of $163,000. Lease termination expense totaled $25,000. Annual anticipated cost savings of approximately $200,000 are related to this efficiency action.

•	Capital levels at September 30, 2014, continued to remain well above the regulatory “well-capitalized” minimum levels:

•	Total risk-based capital to risk-weighted assets was 14.50% versus 14.54% at June 30, 2014.

•	Tier 1 capital to risk-weighted assets was 13.36% versus 13.38% at June 30, 2014.

•	Tier 1 capital to total adjusted assets was 9.70% versus 9.49% at June 30, 2014.

•	The most recent dividend of $0.1125 per share represents the twenty-sixth consecutive quarter at this level and provides a 3.35% current yield at recent market prices.

•
Tangible book value was $13.86 per share at September 30, 2014, compared to $12.92 per share one year earlier. This increase in tangible book value combined with a total dividend of $0.45 results in an intrinsic return of 10.76% for the past twelve month period.

Balance Sheet and Asset Quality Review
HF Financial’s total asset base declined slightly from the previous quarter to $1.26 billion from $1.27 billion. One year earlier, total assets were $1.25 billion. Though the asset base has reflected minimal growth, HF Financial has continued to grow its loan portfolio and funded new loans in part with proceeds from short-term, liquid investments. In the first fiscal quarter of 2015, total loans increased to $817.3 million from $811.9 million at the end of the previous quarter. Total loans one year earlier were $760.4 million. The increase in the loan balance reflected an increased balance of commercial real estate and agricultural loans. Commercial real estate loans continued to represent the largest portion of the loan portfolio, which totaled 51.8% of the loan portfolio at September 30, 2014, followed by agricultural loans totaling 24.2%.
“Over the past two years, we have expanded our lending team and reached into new markets. Additionally, we have refocused our lending efforts at the branch locations to better penetrate the communities we serve. We are now seeing tangible results of our initiatives,” stated Bianchi.
Total deposits increased to $954.3 million at September 30, 2014 from $944.3 million one year earlier and decreased from $999.2 million at the end of the fiscal fourth quarter. The decline from the prior quarter reflects seasonal outflow of public funds. Non-certificate accounts represented 73.5% of total deposits while certificates of deposit represented 26.5% of total deposits at September 30, 2014.
Borrowings increased during the first fiscal quarter of fiscal 2015 to $142.9 million compared to $120.6 million in the previous quarter, due to an increase in the utilization of overnight federal funds purchased.
Nonperforming assets ("NPAs"), which included $13.5 million of troubled debt restructurings that are in-compliance with their restructured terms and payments due, decreased to $15.2 million at September 30, 2014, from $17.5 million the preceding quarter and $21.5 million one year earlier. At September 30, 2014, NPAs represented 1.21% of total assets and included only $124,000 in foreclosed assets.
The allowance for loan and lease losses at September 30, 2014, totaled $10.4 million and represented 1.27% of total loans and leases. Total allowance relative to total nonperforming loans was 68.7% at September 30, 2014, compared to 60.7% the previous quarter and 50.5% one year earlier.
Tangible common stockholders' equity increased to 7.81% of tangible assets at September 30, 2014, compared to 7.62% at June 30, 2014. Tangible book value per common share was $13.86 at September 30, 2014, up from $13.72 per share at the end of the previous quarter and $12.92 one year earlier.
Capital ratios continued to remain well above regulatory requirements with Tier 1 capital to risk-weighted assets of 13.36% at September 30, 2014, while the ratio of Tier 1 capital to total adjusted assets was 9.70%. These regulatory ratios were higher than the required minimum levels of 6.00% and 5.00%, respectively.
Review of Operations
For the first fiscal quarter ending September 30, 2014, HF Financial's earnings reflected an improved net interest margin, a small provision benefit due in part to improved asset quality, offset partially by expenses associated with a branch closure. Net interest income increased to $8.3 million for the first fiscal quarter of 2015 compared to $8.2 million the previous quarter and $6.8 million one year earlier. The NIM, TE expanded to 2.84% for the fiscal first quarter compared to 2.80% the previous quarter and 2.36% one year earlier. “We remain committed to improving our net interest margin and are realizing the results of an improved mix of earning assets. We continue to examine yields in our investment portfolio and the costs of our funding sources for opportunities to improve our net interest margin while also maintaining interest rate risk at acceptable levels,” stated Brent Olthoff, Chief Financial Officer and Treasurer.
Provision for loan losses reflected a benefit of $22,000 for the first fiscal quarter of 2015, compared to provisions of $328,000 and $276,000 for the previous quarter and one year earlier, respectively. “Lower charge-offs and improved asset quality decreased the need to add to our reserve balances,” continued Olthoff.
Noninterest income totaled $3.3 million for the fiscal first quarter of 2015 compared to $3.2 million in the previous quarter and $4.2 million one year earlier. Mortgage activity produced $917,000 in servicing and gains on loan sales in the first fiscal quarter of 2015 compared to $699,000 in the previous quarter and $1.4 million the previous year. Fees on deposits totaled $1.6 million for the first quarter of fiscal 2015 versus $1.5 million the previous quarter and $1.7 million the first quarter in fiscal 2014. Offsetting noninterest income was a loss on disposal of fixed assets associated with a branch closure of $163,000.
Noninterest expense was similar to the previous quarter and lower than one year earlier. Noninterest expenses totaled $9.0 million for the first fiscal quarter of 2015 and the fourth quarter of fiscal 2014 compared to $9.3 million one year earlier. The primary difference is lower compensation expenses and lower expenses related to foreclosed real estate.
These financial results are preliminary until the Form 10-Q is filed in November 2014.
Quarterly Dividend Declared
The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the first fiscal quarter 2015. The dividend is payable November 14, 2014 to stockholders of record November 7, 2014.
Use of Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” is a non-GAAP financial measure. Information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements. The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.
About HF Financial Corp.
HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As a publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 27 offices in 18 communities, throughout Eastern South Dakota, Minnesota, and North Dakota. The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota, and a loan production office in Fargo, North Dakota. Internet banking is also available at www.homefederal.com and www.infiniabank.com.
This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company's management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•	Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•	Forecasts of future economic performance.

•	Use and descriptions of assumptions and estimates underlying or relating to such matters.
Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.
Forward-looking statements about the Company's expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company's loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company's self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2014, and its subsequent quarterly reports on Form 10-Q.
Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.
CONTACT:     HF Financial Corp.
Stephen Bianchi, President and Chief Executive Officer (605) 333-7556

HF Financial Corp.
Selected Consolidated Operating Highlights
(Dollars in Thousands, except share data)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
Interest, dividend and loan fee income:
Loans and leases receivable	$9,160	$8,801	$8,302
Investment securities and interest-earning deposits	1,206	1,504	897
	10,366	10,305	9,199
Interest expense:
Deposits	916	940	1,016
Advances from Federal Home Loan Bank and other borrowings	1,164	1,196	1,407
	2,080	2,136	2,423
Net interest income	8,286	8,169	6,776
Provision(benefit) for losses on loans and leases	(22)	328	276
Net interest income after provision for losses on loans and leases	8,308	7,841	6,500
Noninterest income:
Fees on deposits	1,599	1,544	1,668
Loan servicing income, net	370	341	620
Gain on sale of loans	547	358	794
Earnings on cash value of life insurance	207	204	205
Trust income	223	222	203
Commission and insurance income	419	385	323
Gain on sale of securities, net	34	62	273
Loss on disposal of closed-branch fixed assets	(163)	—	—
Other	105	101	95
	3,341	3,217	4,181
Noninterest expense:
Compensation and employee benefits	5,251	5,399	5,490
Occupancy and equipment	1,043	1,025	1,042
FDIC insurance	215	205	207
Check and data processing expense	833	780	735
Professional fees	640	512	726
Marketing and community investment	372	320	314
Foreclosed real estate and other properties, net	28	16	135
Other	639	711	679
	9,021	8,968	9,328
Income before income taxes	2,628	2,090	1,353
Income tax expense	816	610	374
Net income	$1,812	$1,480	$979

Basic earnings per common share:	$0.26	$0.21	$0.14
Diluted earnings per common share:	$0.26	$0.21	$0.14
Basic weighted average shares:	7,055,440	7,055,440	7,055,020
Diluted weighted average shares:	7,060,042	7,058,630	7,057,438
Outstanding shares (end of period):	7,055,440	7,055,440	7,055,020
Number of full-service offices	26	27	27

HF Financial Corp.
Consolidated Statements of Financial Condition
(Dollars in Thousands, except share data)

	September 30, 2014	June 30, 2014
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$19,614	$24,256
Investment securities available for sale	324,221	348,878
Investment securities held to maturity	20,338	19,507
Correspondent bank stock	7,257	6,367
Loans held for sale	9,163	6,173

Loans and leases receivable	817,270	811,946
Allowance for loan and lease losses	(10,379)	(10,502)
Loans and leases receivable, net	806,891	801,444

Accrued interest receivable	6,642	5,407
Office properties and equipment, net of accumulated depreciation	13,502	13,805
Foreclosed real estate and other properties	124	180
Cash value of life insurance	20,814	20,644
Servicing rights, net	11,060	11,218
Goodwill and intangible assets, net	4,803	4,830
Other assets	12,869	12,020
Total assets	$1,257,298	$1,274,729
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$954,292	$999,174
Advances from Federal Home Loan Bank and other borrowings	142,864	120,643
Subordinated debentures payable to trusts	24,837	24,837
Advances by borrowers for taxes and insurance	18,440	13,683
Accrued expenses and other liabilities	14,260	14,740
Total liabilities	1,154,693	1,173,077
Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,138,895 shares issued at September 30, 2014 and June 30, 2014	91	91
Additional paid-in capital	46,246	46,218
Retained earnings, substantially restricted	90,712	89,694
Accumulated other comprehensive (loss), net of related deferred tax effect	(3,547)	(3,454)
Less cost of treasury stock, 2,083,455 shares at September 30, 2014 and June 30, 2014	(30,897)	(30,897)
Total stockholders' equity	102,605	101,652
Total liabilities and stockholders' equity	$1,257,298	$1,274,729

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Allowance for Loan and Lease Loss Activity	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Balance, beginning	$10,502	$10,346	$10,743
Provision (benefit) charged to income	(22)	328	276
Charge-offs	(141)	(198)	(319)
Recoveries	40	26	63
Balance, ending	$10,379	$10,502	$10,763

Asset Quality	September 30, 2014	June 30, 2014	September 30, 2013
Nonaccruing loans and leases	$15,098	$17,306	$21,258
Accruing loans and leases delinquent more than 90 days	—	—	40
Foreclosed assets	124	180	226
Total nonperforming assets	$15,222	$17,486	$21,524

General allowance for loan and lease losses	$9,941	$10,019	$8,786
Specific impaired loan valuation allowance	438	483	1,977
Total allowance for loans and lease losses	$10,379	$10,502	$10,763

Ratio of nonperforming assets to total assets at end of period (1)	1.21%	1.37%	1.72%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	1.85%	2.13%	2.80%
Ratio of net charge-offs to average loans and leases for the year-to-date period (3)	0.05%	0.11%	0.14%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.27%	1.29%	1.42%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	68.74%	60.68%	50.54%
_____________________________________________
(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the three months ended September 30, 2014 and September 30, 2013 have been annualized.

Troubled Debt Restructuring Summary	September 30, 2014	June 30, 2014	September 30, 2013
Nonaccruing troubled debt restructurings-non-compliant (1)(2)	$5	$6	$140
Nonaccruing troubled debt restructurings-compliant (1)(2)(3)	13,491	15,445	18,307
Accruing troubled debt restructurings (4)	1,861	1,727	1,266
Total troubled debt restucturings	$15,357	$17,178	$19,713

______________________________________________
(1) Non-compliant and compliant refer to the terms of the restructuring agreement.
(2) Balances are included in nonaccruing loans as part of nonperforming loans.
(3) Interest received but applied to the principal balance was $250, $250, and $198, for the respective quarters.
(4) None of the loans included are 90 days past due and are not included in the nonperforming loans.

HF Financial Corp.
Selected Capital Composition Highlights
(Unaudited)

	September 30, 2014	June 30, 2014	September 30, 2013
Common stockholder's equity before OCI (1) to consolidated assets	8.47%	8.27%	8.17%
OCI components to consolidated assets:
Net changes in unrealized gains and losses:
Investment securities available for sale	(0.13)	(0.11)	(0.23)
Defined benefit plan	(0.11)	(0.11)	(0.16)
Derivatives and hedging activities	(0.04)	(0.05)	(0.07)
Goodwill and intangible assets, net to consolidated assets	(0.38)	(0.38)	(0.39)
Tangible common equity to tangible assets	7.81%	7.62%	7.32%

Tangible book value per common share (2)	$13.86	$13.72	$12.92

Tier I capital (to adjusted total assets) (3)	9.70%	9.49%	9.32%
Tier I capital (to risk-weighted assets) (3)	13.36	13.38	13.67
Total risk-based capital (to risk-weighted assets) (3)	14.50	14.54	14.92
______________________________________________
(1) Accumulated other comprehensive income (loss).
(2) Common equity reduced by goodwill and intangible assets, net and divided by number of shares of outstanding common stock.
(3) Capital ratios for Home Federal Bank.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Loan and Lease Portfolio Composition
	September 30, 2014		June 30, 2014
	Amount	Percent	Amount	Percent
Residential:
One-to four-family	$43,966	5.4%	$47,886	5.9%
Construction	5,824	0.7	3,838	0.5
Commercial:
Commercial business (1)	72,466	8.9	82,459	10.2
Equipment finance leases	490	0.1	847	0.1
Commercial real estate:
Commercial real estate	302,896	37.0	294,388	36.3
Multi-family real estate	90,105	11.0	87,364	10.7
Construction	30,700	3.8	22,946	2.8
Agricultural:
Agricultural real estate	81,591	10.0	79,805	9.8
Agricultural business	116,441	14.2	115,397	14.2
Consumer:
Consumer direct	16,476	2.0	17,449	2.1
Consumer home equity	53,391	6.5	56,666	7.0
Consumer overdraft & reserve	2,924	0.4	2,901	0.4
Total (2)	$817,270	100.0%	$811,946	100.0%
_________________________________________________
(1) Includes $1,645 and $1,645 tax exempt leases at September 30, 2014 and June 30, 2014, respectively.
(2) Exclusive of undisbursed portion of loans in process and net of deferred loan fees and discounts.

Deposit Composition
	September 30, 2014		June 30, 2014
	Amount	Percent	Amount	Percent
Noninterest-bearing checking accounts	$161,360	16.9%	164,918	16.5%
Interest-bearing checking accounts	163,119	17.0	173,879	17.4
Money market accounts	245,807	25.8	238,507	23.9
Savings accounts	131,396	13.8	160,277	16.0
In-market certificates of deposit	227,182	23.8	236,026	23.6
Out-of-market certificates of deposit	25,428	2.7	25,567	2.6
Total deposits	$954,292	100.0%	$999,174	100.0%

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	September 30, 2014		June 30, 2014
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$818,100	4.44%	$794,057	4.45%
Investment securities(2)(3)	365,880	1.31	403,568	1.49
Total interest-earning assets	1,183,980	3.47%	1,197,625	3.45%
Noninterest-earning assets	73,181		73,659
Total assets	$1,257,161		$1,271,284
Interest-bearing liabilities:
Deposits:
Checking and money market	$400,864	0.25%	$395,568	0.25%
Savings	147,952	0.21	165,492	0.24
Certificates of deposit	256,168	0.91	256,326	0.93
Total interest-bearing deposits	804,984	0.45	817,386	0.46
FHLB advances and other borrowings	136,731	2.49	149,988	2.39
Subordinated debentures payable to trusts	24,837	4.90	24,837	4.89
Total interest-bearing liabilities	966,552	0.85%	992,211	0.86%
Noninterest-bearing deposits	156,070		147,970
Other liabilities	32,534		30,864
Total liabilities	1,155,156		1,171,045
Equity	102,005		100,239
Total liabilities and equity	$1,257,161		$1,271,284
Net interest spread(4)		2.62%		2.59%
Net interest margin(4)(5)		2.78%		2.74%
Net interest margin, TE(6)		2.84%		2.80%
Return on average assets(7)		0.57%		0.47%
Return on average equity(8)		7.05%		5.92%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended September 30, 2014 and June 30, 2014 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	September 30, 2014		September 30, 2013
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$818,100	4.44%	$726,345	4.53%
Investment securities(2)(3)	365,880	1.31	434,369	0.82
Total interest-earning assets	1,183,980	3.47%	1,160,714	3.14%
Noninterest-earning assets	73,181		72,158
Total assets	$1,257,161		$1,232,872
Interest-bearing liabilities:
Deposits:
Checking and money market	$400,864	0.25%	$347,036	0.27%
Savings	147,952	0.21	110,970	0.20
Certificates of deposit	256,168	0.91	271,864	1.06
Total interest-bearing deposits	804,984	0.45	729,870	0.55
FHLB advances and other borrowings	136,731	2.49	188,067	2.22
Subordinated debentures payable to trusts	24,837	4.90	24,837	5.64
Total interest-bearing liabilities	966,552	0.85%	942,774	1.02%
Noninterest-bearing deposits	156,070		163,785
Other liabilities	32,534		30,359
Total liabilities	1,155,156		1,136,918
Equity	102,005		95,954
Total liabilities and equity	$1,257,161		$1,232,872
Net interest spread(4)		2.62%		2.12%
Net interest margin(4)(5)		2.78%		2.32%
Net interest margin, TE(6)		2.84%		2.36%
Return on average assets(7)		0.57%		0.32%
Return on average equity(8)		7.05%		4.05%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended September 30, 2014 and September 30, 2013 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Age Analysis of Past Due Loans and Leases Receivables
(Dollars in Thousands)
(Unaudited)

September 30, 2014	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$150	$—	$111	$261	$43,705	$—	$229	$229
Construction	—	—	204	204	5,620	—	204	204
Commercial:
Commercial business	86	—	328	414	72,052	—	2,914	2,914
Equipment finance leases	—	—	—	—	490	—	—	—
Commercial real estate:
Commercial real estate	138	—	—	138	302,758	—	622	622
Multi-family real estate	—	—	7	7	90,098	—	7	7
Construction	—	—	—	—	30,700	—	—	—
Agricultural:
Agricultural real estate	—	—	—	—	81,591	—	6,812	6,812
Agricultural business	—	33	188	221	116,220	—	3,366	3,366
Consumer:
Consumer direct	37	1	5	43	16,433	—	71	71
Consumer home equity	159	123	251	533	52,858	—	873	873
Consumer OD & reserve	6	1	—	7	2,917	—	—	—
Total	$576	$158	$1,094	$1,828	$815,442	$—	$15,098	$15,098

June 30, 2014	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$430	$125	$—	$555	$47,331	$—	$125	$125
Construction	208	—	—	208	3,630	—	—	—
Commercial:
Commercial business	—	—	431	431	82,028	—	3,462	3,462
Equipment finance leases	—	—	—	—	847	—	—	—
Commercial real estate:
Commercial real estate	96	11	—	107	294,281	—	972	972
Multi-family real estate	—	—	27	27	87,337	—	27	27
Construction	—	—	—	—	22,946	—	—	—
Agricultural:
Agricultural real estate	—	—	—	—	79,805	—	7,933	7,933
Agricultural business	194	—	316	510	114,887	—	3,797	3,797
Consumer:
Consumer direct	21	8	6	35	17,414	—	49	49
Consumer home equity	59	79	271	409	56,257	—	941	941
Consumer OD & reserve	4	—	—	4	2,897	—	—	—
Total	$1,012	$223	$1,051	$2,286	$809,660	$—	$17,306	$17,306
____________________________________

(1)	Loans accruing and delinquent greater than 90 days have government guarantees or acceptable loan-to-value ratios.

HF Financial Corp.
Non-GAAP Disclosure Reconciliation
Net Interest Margin to Net Interest Margin-Tax Equivalent Yield
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
Net interest income	$8,286	$8,169	$6,776
Taxable equivalent adjustment	187	181	118
Adjusted net interest income	8,473	8,350	6,894
Average interest-earning assets	1,183,980	1,197,625	1,160,714
Net interest margin, TE	2.84%	2.80%	2.36%